Exhibit 99.6

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the ‘‘Agreement’’), is made and entered into as of August 3, 2007 (the ‘‘Effective Date’’), by and among (i) Hidary Group Acquisitions, LLC and Hidary Group Acquisitions, Inc. (jointly ‘‘Hidary’’); (ii) Everlast Worldwide Inc. (‘‘Everlast’’); and (iii) Brands Holdings Limited and EWI Acquisition, Inc. (jointly, ‘‘Brands’’).

RECITALS

A.     On June 1, 2007, Hidary and Everlast entered into an agreement and plan of merger (the ‘‘Hidary Merger Agreement’’).

B.    On June 28, 2007, Everlast tendered payment to Hidary of $3 million, notified Hidary that Everlast was terminating the Hidary Merger Agreement, and concurrently entered into an agreement and plan of merger with Brands (such agreement, as amended by Everlast and Brands as of June 29, 2007, the ‘‘Brands Merger Agreement’’).

C.    On July 10, 2007, Hidary commenced an action against Everlast in the Delaware Court of Chancery, which was assigned Civil Action No. 3078-VCL (the ‘‘Hidary Action’’). The complaint in the Hidary Action alleges, among other things, that Everlast did not effectively terminate the Hidary Merger Agreement and that the Brands Merger Agreement is not effective.

D.    On July 20, 2007, Brands filed a Complaint in Intervention (the ‘‘Intervention Complaint’’). The Intervention Complaint seeks, among other things, specific performance of the Brands Merger Agreement, and relief from a certain standstill agreement and payment of a certain termination fee in the event that the Hidary Action was successful.

E.    On August 2, 2007, Hidary, Everlast and Brands (collectively, ‘‘the Parties’’) reached an agreement in principle to settle the Hidary Action on the terms set forth herein.

NOW, THEREFORE, for and in consideration of the above recitals, and the covenants, promises, conditions and stipulations contained herein, the Parties agree as follows:

SETTLEMENT CONSIDERATION

1.    In consideration for the settlement and release of all Claims (as defined below) released hereunder, the Parties agree that:

A.    Hidary shall cause the voluntary dismissal, with prejudice, of the Hidary Action within two (2) business days of the Effective Date of this Agreement; provided that in the event of further litigation against Hidary by Everlast or Brands relating to the currently contemplated sale of Everlast as a public company for matters not released hereunder (including, without limitation, litigation in respect of conduct related to such sale of Everlast after the Effective Date), none of Brands or Everlast would oppose the reinstitution by Hidary of that component of the Hidary Action that relates solely to relief in the form of money damages not to exceed $1,500,000 in the event of a final determination that under the Hidary Merger Agreement Hidary was entitled to a ‘‘Termination Fee’’ (as defined in the Hidary Merger Agreement) of $4,500,000 and not $3,000,000.

B.    Following the dismissal of the Hidary Action referred to above, Brands shall dismiss the Intervention Complaint with prejudice.

C.    Everlast shall issue a press release in the form attached hereto as Exhibit A within two (2) business days of the Effective Date of this Agreement.

D.    In the absence of any further litigation by Hidary (or any of its affiliates or associates), neither Everlast nor Brands shall, in the ‘‘Shareholders Litigation’’ (as defined below), seek further discovery from Hidary or the ‘‘Hidary Equity Investors’’ (as defined below), other than (i) the completion of document production from Hidary (including Hidary’s outside counsel (Proskauer Rose LLP) and financial advisor (C. Schwab LLC)) previously requested, (ii) the depositions of Jack Hidary, Clarence Schwab and the proper representative of Wells Fargo Century, Inc. (‘‘Wells Fargo’’) and (iii) if Everlast or Brands should seek to depose a proper representative of Wells Fargo, document requests and/or subpoenas directed to Wells Fargo (provided that the covenant in this sentence shall not apply to any Hidary Equity Investor that is or becomes a named plaintiff in any Shareholders Litigation). It is agreed and acknowledged that, notwithstanding this Agreement, Everlast and Brands may ask questions at depositions of any person in the event that other parties depose Hidary or the Hidary Equity Investors; provided that neither Everlast nor Brands will solicit, encourage or otherwise support or assist any other entity, directly or indirectly, in initiating or pursuing such additional discovery. As used herein, the term ‘‘Hidary Equity Investors’’ means Seneca Capital Investments LLC; Gracie Capital Investors; Crystal Capital Fund Management, LLC; Middlegate Securities Ltd.; Boxing 2000 LLC; Ore Hill Fund, L.P.; Chase Commercial Corp.; JP Morgan Securities Inc.; Chase Capital; The Hidary Group, LLC; Agent 99, Inc. and Citibank, N.A., and the term ‘‘Shareholders Litigation’’ means (i) the purported class-action complaints brought in the Delaware Court of Chancery (A) on July 10, 2007, on behalf of Charles J. Restivo and all others similarly situated, which was assigned Civil Action No. 3077-VCL and (B) on July 24, 2007, on behalf of William Sweet and all others similarly situated, which was assigned Civil Action No. 3119 and (ii) litigation brought by Everlast stockholders after the Effective Date challenging any action by the Everlast Board of Directors in regard to any proposal to acquire Everlast, or alleging any breach of fiduciary duty by the Everlast Board of Directors in connection with its consideration (or lack thereof) of such an acquisition proposal.

2.    Each of the Parties, severally and not jointly, hereby represents and warrants that it has full power and authority to execute and perform its obligations under this Agreement which, when executed, will be binding upon it.

MUTUAL RELEASES; COVENANTS NOT TO SUE

3.    Hidary Release and Covenant Not to Sue:

(a)    Hidary (on its own behalf and on behalf of its directors, officers, employees, advisors, agents and affiliates) hereby absolutely and unconditionally releases and forever discharges, settles and relinquishes any and all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever (collectively, ‘‘Claims’’), whether known or unknown, suspected or unsuspected, disclosed or undisclosed, (i) that have been asserted or could have been, as of the Effective Date, asserted against Everlast or Brands, or any of their current or former directors, officers, employees, advisors, agents or affiliates, under any legal system and in any jurisdiction or forum whatsoever, for, upon, or by reason of any matter, cause, or thing relating to or arising out of or in connection with the Hidary Merger Agreement and the Brands Merger Agreement (including, without limitation, those asserted or capable of being asserted in the Hidary Action and the Intervention Complaint) and (ii) that relate to the valid, binding and enforceable nature of the ‘‘Termination Fee’’ (as defined in the Brands Merger Agreement) and the payments contemplated by Section 9.03(d) of the Brands Merger Agreement, including the payment thereof to Brands, in the circumstances contemplated by Section 9.03(b) of the Brands Merger Agreement (including in the event that Hidary makes an ‘‘Acquisition Proposal’’ (as defined in the Brands Merger Agreement) that the Board of Directors of Everlast determines is a ‘‘Superior Proposal’’ (as defined in the Brands Merger Agreement) in accordance with the Brands Merger Agreement); provided that the foregoing (Y) does not and shall not be deemed to include any Claims that arise out of this Agreement and (Z) does not preclude Hidary from bringing the claim for money damages not to exceed $1,500,000 referred to in, and in accordance with, Section 1 A of this Agreement. Hidary (on its own behalf and on behalf of its directors, officers, employees, advisors, agents and affiliates) hereby represents and warrants that it has not assigned, transferred, subrogated, conveyed, or otherwise disposed of any of the Claims released by this paragraph (a), or of any right thereunder, and covenants and agrees that it will not do so hereafter.

(b)    Hidary (on its own behalf and on behalf of its directors, officers, employees, advisors, agents and affiliates) hereby covenants, represents and warrants to Everlast and Brands that it will not file, initiate, or join and has not filed, initiated or joined, any Claim directly or indirectly, on its own behalf or on behalf of or with any other person or entity, against any of the entities released in paragraph (a) relating to, arising out of, or in connection with the Claims released under paragraph (a).

4.    Everlast and Brands Releases and Covenants Not to Sue:

(a)    Each of Everlast and Brands hereby severally (but each on its own behalf and on behalf of its respective directors, officers, employees, advisors, agents and affiliates) absolutely and unconditionally releases and forever discharges, settles and relinquishes any and all Claims, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, that have been asserted or could have been, as of the Effective Date, asserted against Hidary, or any of Hidary’s current or former directors, officers, employees, advisors, agents or affiliates under any legal system and in any jurisdiction or forum whatsoever, for, upon, or by reason of any matter, cause, or thing relating to or arising out of or in connection with the Hidary Merger Agreement and the Brands Merger Agreement (including, without limitation, those asserted or capable of being asserted in the Hidary Action and the Intervention Complaint); provided that    the foregoing does not and shall not be deemed to include any Claims that arise out of this Agreement. Each of Everlast and Brands severally (but each on its own behalf and on behalf of its respective directors, officers, employees, advisors, agents and affiliates) hereby represents and warrants that it has not assigned, transferred, subrogated, conveyed, or otherwise disposed of any of the Claims released by this paragraph (a), or of any right thereunder, and covenants and agrees that it will not do so hereafter.

(b)    Each of Everlast and Brands severally (but each on its own behalf and on behalf of its respective directors, officers, employees, advisors, agents and affiliates) hereby covenants, represents and warrants to Hidary that it will not file, initiate, or join and has not filed, initiated or joined, any Claim directly or indirectly, on its own behalf or on behalf of or with any other person or entity, against any of the persons and entities released in paragraph (a) relating to, arising out of, or in connection with the Claims released under paragraph (a).

5.    Each Party hereby agrees to indemnify, defend, and hold harmless each other Party for, from, and against any and all losses, liabilities, damages and expenses (including reasonable legal fees and expenses and expenses related to enforcement of this Agreement) to the extent arising from, relating to or otherwise in respect of: (a) any actual or attempted assignment, transfer, subrogation, conveyance or other disposition by such Party of any Claim released hereby; (b) in the case of Hidary as an indemnifying Party under this paragraph 5, any actual or attempted filing or initiation by Hidary of any Claim referred to in paragraph 3(b) and in the case of either Everlast or Brands as an indemnifying Party under this paragraph 5 (which indemnification obligations shall be several and not joint, for the avoidance of doubt), any actual or attempted filing or initiation by Everlast or Brands (as the case may be) of any Claim referred to in paragraph 4(b); or (c) any other breach of any provision of this Agreement by such Party.

6.    None of the existence of this Agreement or the contents thereof, or of any negotiations, discussions, statements or proceedings in connection with the Agreement shall be deemed or constitute a presumption, concession or admission by any Party of any fault, liability or wrongdoing or lack of any fault, liability or wrongdoing as to any facts or claims (whether civil, criminal or administrative). The existence of the Agreement, or its contents, or of any negotiations, statements or proceedings in connection therewith, shall not be offered or admitted in evidence or referred to, interpreted, construed, invoked, or otherwise used by any person for any purpose in any action, litigation or proceeding (whether civil, criminal or administrative), except as may be necessary to enforce the terms of this Agreement.

NO WAIVER

7.    Any failure by any Party to insist upon the strict performance by any other Party of any of the provisions of this Agreement shall not be deemed a waiver of any of the provisions hereof, and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Agreement to be performed by such other Party.

8.    No waiver, express or implied, by any Party of any breach or default by any other Party in the performance by the other Party of its obligations under this Agreement shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent, or contemporaneous, under this Agreement.

SUCCESSORS AND ASSIGNS

9.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, heirs, successors and permitted assigns; provided that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties.

GOVERNING LAW

10.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware’s conflicts of law rules. Any dispute arising out of this Agreement or action to enforce this Agreement shall be litigated in and only in the Court of Chancery of the State of Delaware exclusive of any other court except that, if the Court of Chancery does not have subject matter jurisdiction over any such dispute or aspect thereof, it shall be litigated in the Superior Court of the State of Delaware or, if there is jurisdiction and proper venue, the United States District Court for the District of Delaware, unless those Courts decline to exercise jurisdiction.

ENTIRE AGREEMENT; AMENDMENT

11.    This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and it may be modified or amended only by a writing signed by the signatories hereto.

COUNTERPARTS

12.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective when counterparts have been signed by each of the Parties.

13.    Signed signature pages of this Agreement may be delivered by telecopier or e-mail, which will constitute complete delivery without any necessity for delivery of originally signed signature pages in order for this to constitute a binding agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned Parties have duly executed this Agreement as of the Effective Date.

EVERLAST WORLDWIDE INC.

By: /s/ Seth A. Horowitz
Name: Seth A. Horowitz
Title: President and Chief Executive Officer

BRANDS HOLDINGS LIMITED

By: /s/ Justin Barnes
Name: Justin Barnes
Title: Head of Brands

EWI ACQUISITION, INC.

By: /s/ Justin Barnes
Name: Justin Barnes
Title: Vice President

HIDARY GROUP ACQUISITIONS, LLC
By:     The Hidary Group LLC, its manager

By: /s/ Jack D. Hidary
Name: Jack D. Hidary
Title:

HIDARY GROUP ACQUSITIONS, INC.

By: /s/ Jack D. Hidary
Name: Jack D. Hidary
Title:

EXHIBIT A

(Form of Press Release)

Everlast Worldwide, Inc. (Nasdaq: EVST — News) announced today that that it has entered into a settlement agreement with Hidary Group Acquisitions, LLC and Hidary Group Acquisitions, Inc. The settlement provides for the dismissal, with prejudice, of Hidary’s lawsuit against Everlast, which sought to block Everlast’s pending merger agreement to be acquired by Brands Holdings Limited. Pursuant to the terms of the settlement, among other things, Everlast has agreed to limit the discovery it may take from Hidary in connection with certain stockholder litigation, and Everlast agreed to publicly reaffirm its board’s commitment to comply with its fiduciary responsibilities, as set forth below.

Pursuant to the terms of the merger agreement, the Board of Directors of Everlast remains free to consider unsolicited acquisition proposals. Additionally, as Everlast has previously disclosed, there is no agreement between Everlast and Hidary that would prohibit Hidary from commencing a non-coercive tender offer for Everlast’s shares. The Everlast Board has been and remains committed to obtaining the best transaction reasonably available to its stockholders, as it is required to under Delaware law. In the event that any entity (including Hidary) makes an unsolicited acquisition proposal or commences a non-coercive tender offer for Everlast’s shares, the Everlast Board will, as it has done in the past, comply with its fiduciary duties under Delaware law in evaluating and responding to any such proposal or tender offer.

About Everlast Worldwide Inc.

Everlast Worldwide Inc. is a leading designer, manufacturer and marketer of boxing and fitness related sporting goods equipment under the well-recognized Everlast brand name and a worldwide licensor of the Everlast brand for apparel, footwear, sporting goods equipment and other active lifestyle products and accessories. Since 1910, Everlast has been the preeminent brand in the world of boxing and among the most recognized brands in the overall sporting goods and apparel industries. In order to capitalize on the rich heritage and authenticity of the Everlast brand, the company has extended the Everlast brand outside of the boxing ring into complementary product categories. Our strategy is to continue to leverage the unique qualities represented by the Everlast brand — Strength, Dedication, Individuality and Authenticity — to become a leading global athletic brand and a necessary part of the lives of consumers who train, compete and live an active lifestyle.

Statements made in this Press Release that are estimates of past or future performance are based on a number of factors, some of which are outside of the Company’s control. Statements made in this Press Release that state the intentions, beliefs, expectations or predictions of Everlast Worldwide, Inc. and its management for the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in filings of Everlast Worldwide with the U.S. Securities and Exchange Commission. Copies of these filings may be obtained by contacting Everlast Worldwide or the SEC.